Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by BioPlus Acquisition Corp. of the Registration Statement (the “Registration Statement”) on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto, including the prospectus contained therein, as a nominee to the board of directors of BioPlus Acquisition Corp. following the consummation of the business combination, which will be renamed Avertix Medical, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 10, 2023

Name: Robin L. Smith

/s/ Robin L. Smith
Signature